Exhibit 10.20
ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN

Performance Share Unit Award Certificate
For awards made on or after January 25, 2022

Artisan Partners Asset Management Inc. (“Artisan”), pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (as amended, from time to time, the “Plan”), has awarded performance share units (“PSUs”) to Grantee as set forth below in consideration of Grantee’s service as an employee of Artisan or any of its subsidiaries. Each PSU constitutes an unfunded and unsecured promise of Artisan to deliver (or cause to be delivered) to Grantee a share of Artisan’s Class A common stock (a “Share”) on the applicable Delivery Date (as defined below).

Grantee:	[ ]
Grant Date:	[ ]
Number of PSUs:	[ ] PSUs are the “Standard PSUs” [ ] PSUs are the “Career PSUs” The number of PSUs may increase or decrease based on the performance conditions described below.
Performance Period:	January 1, 20[ ] through December 31, 20[ ]
Performance Conditions:
The PSUs are subject to the following performance conditions:
–Artisan’s TSR (as defined below) over the Performance Period must exceed the median TSR of the Peer Group (defined below) over the Performance Period
–Artisan’s Adjusted Operating Margin over the Performance Period (defined below) must exceed the median Adjusted Operating Margin of the Peer Group over the Performance Period

Earned PSUs:
Subject to Grantee’s continued Employment with the Company, the Standard PSUs and Career PSUs will be earned to the extent that the performance conditions are met, as determined by the Compensation Committee, as follows:
–If neither condition is met, then 50% of the Standard PSUs and 50% of the Career PSUs will be Earned and the remainder will be forfeited as of the date on which the Committee determines performance was not met.
–If one condition is met, then 100% of the Standard PSUs and 100% of the Career PSUs will be Earned.
–If both conditions are met, then 150% of the Standard PSUs and 150% of the Career PSUs will be Earned.

Vesting Eligibility Schedule:
There is no proportionate or partial vesting in the period prior to a vesting date.
Standard PSUs: Subject to Grantee’s continued Employment with the Company, the Earned Standard PSUs will vest on the date on which the Compensation Committee determines the level at which the performance conditions were met
Career PSUs: The Earned Career PSUs will vest on Grantee’s Qualifying Retirement (as defined in the Award Agreement) after the Performance Period. For the avoidance of doubt, no Career PSUs will vest if Grantee’s Employment terminates for any reason (including due to retirement) during the Performance Perio

Delivery Date:	Subject to applicable withholding, Shares underlying the Earned Standard PSUs and Earned Career PSUs will be delivered (and such PSUs will be cancelled) promptly following the date on which such PSUs vest and, in any case, within five business days following that date (each such date is a “Delivery Date”).
“Business day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.

Definitions:
“Adjusted Operating Margin” for Artisan and for each member of the Peer Group is determined by dividing adjusted operating income by total revenues, with additional adjustments made at the discretion of the Compensation Committee to improve comparability.
“Peer Group” means the group of Artisan’s publicly traded peers listed below, provided that the Compensation Committee may modify the group as it deems appropriate in the event a merger, acquisition or other material corporate transaction impacts the status of a named peer.
–AllianceBernstein; Affiliated Managers Group; BlackRock; Federated Hermes; Franklin Resources; Invesco; Janus Henderson Investors; Lazard; T. Rowe Price Group; Victory Capital; and Virtus Investment Partners.
“TSR” for Artisan and for each member of the Peer Group is determined by dividing (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions during the Performance Period by (b) the applicable Beginning Price. Any non-cash distributions will be valued at fair market value as determined by the Compensation Committee. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.
–“Beginning Price” means, with respect to Artisan and any other Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty consecutive trading days ending on the last trading day prior to the beginning of the Performance Period.
–“Ending Price” means, with respect to Artisan and any other Peer Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty consecutive trading days ending on the last trading day of the Performance Period.

This award is subject to all of the terms, conditions and restrictions set forth in Grantee’s Performance Share Unit Award Agreement, dated [ ] (including any schedules and appendices thereto) (the “Award Agreement”) and the Plan, each of which has been provided to Grantee and are incorporated herein by reference.

Grantee acknowledges receipt of copies of the Award Agreement and the Plan, has read and understands the terms and provisions thereof, has had the opportunity to consult with his or her legal, tax and financial advisors, and accepts this award subject to all of the terms and conditions of the Award Agreement and the Plan.

Artisan may, in its sole discretion, deliver this Performance Share Unit Award Certificate, the Award Agreement, the Plan or any other documents related to this award, by electronic means and request Grantee’s acceptance of this award and the terms of the Award Agreement by electronic means. Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to accept this award and the terms of the Award Agreement through any on-line or electronic system utilized by Artisan for this purpose.

Artisan Partners Asset Management Inc.		Grantee
By:	[ ]	[ ]
Title:	[ ]